INVESTMENT MANAGEMENT

Reliable Partner | Reliable Investing®

Exhibit (d)(3)(F)

May 1, 2025

Voya Investors Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement, Voya Investments, LLC (“VIL”), the investment manager to VY® JPMorgan Emerging Markets Equity Portfolio (the “Portfolio”), a series of Voya Investors Trust (“VIT”), agrees that, from May 1, 2025, through May 1, 2026, VIL shall waive all or a portion of its management fee and/or reimburse expenses to limit ordinary operating expenses, excluding interest, taxes, other investment-related costs, leverage expenses, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Portfolio’s business, and expenses of any counsel or other persons or services retained by VIT’s trustees who are not “interested persons,” as that term is defined in the Investment Company Act of 1940, in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

Name of Portfolio	Maximum Operating Expense Limit
	(as a percentage of average net assets)
		Share Classes
	Adviser	Initial	Service	Service 2
VY® JPMorgan Emerging Markets Equity Portfolio	1.79%	1.19%	1.44%	1.59%

We are willing to be bound by this letter agreement to lower our fees for the period from May 1, 2025, through May 1, 2026. VIL acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2025

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of VIT.

Very sincerely,

By: /s/ Todd Modic

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized